Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") dated as of January ____, 1999 is made by and between the organizers of the bank (collectively the "Employer"), ALLIANCE NATIONAL BANK, which is a proposed national bank (the "Bank") , and CHARLES Y. ALLGOOD, an individual resident of Dalton, Whitfield County, Georgia (the "Executive").

The Employer is in the process of organizing the Bank, and the Executive has agreed to serve as President and Chief Executive Officer of the Bank. Upon organization of the Bank, the Employer and the Executive contemplate that this Agreement will be assigned by the Employer to the Bank and that the Bank will assume the duties of the Employer. Following such assignment, the term "Employer" as used herein from time to time shall refer to the Bank.

The Employer recognizes that the Executive's contribution to the growth and success of the Bank during its organization and initial years of operations will be a significant factor in the success of the Bank. The Employer desires to provide for the employment of the Executive in a manner which will reinforce and encourage the dedication of the Executive to the Bank and promote the best interests of the Bank and its shareholders. The Executive is willing to serve the Employer (and after the assignment of this Agreement, the Bank) on the terms and conditions herein provided. Certain terms used in this Agreement are defined in Section 17 hereof.

In consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.    EMPLOYMENT. The Employer shall employ the Executive and the Executive shall serve the Employer, as President and Chief Executive Officer of the Bank upon the terms and conditions set forth herein. The Executive shall have such authority and responsibilities consistent with his position as are set forth in the Bank's bylaws or assigned by the Bank's Board of Directors (the "Board") from time to time. The Executive shall devote his full business time, attention, skill and efforts to the performance of his duties hereunder, except during period of illness or periods of vacation and leaves of absence consistent with Bank policy. The Executive may devote reasonable periods of service as a director or advisor to other organizations, to

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charitable and community activities, provided that such activities do not materially interfere with the performance of his duties hereunder and are not in conflict or competitive with, or adverse to, the interest of the Bank.

2.   TERM. Unless terminated as provided herein, the
Executive's employment under this Agreement shall commence on the date hereof and be for a term (the "Term") of five years.

3.    COMPENSATION AND BENEFITS.

(a) The Employer shall pay the Executive a salary at a
rate of not less than Ninety Thousand Dollars ($90,000.00)
per annum in accordance with the salary payment practices of the Employer. The Board shall review the Executive's salary
at least annually and may increase the Executive's base
salary if it determines in its sole discretion that an
increase is appropriate.

(b) The Executive shall participate in any retirement,
welfare, deferred compensation, life and health insurance and other benefit plans or programs of the Employer now or
hereafter applicable to the Executive or applicable generally to employees of the Employer and as established by by-laws or
Board action.

(c) The Executive shall participate in the Bank's long-
term equity incentive program and be eligible for the grant
of stock options, restricted stock, and other awards
thereunder or under any similar plan adopted by the Bank. On the date of the closing of the stock offering for the initial capitalization of the Bank, or as soon thereafter as an
appropriate stock option plan is adopted by the Board, the
Bank shall grant to the Executive an option (the "Performance
Option") to purchase Twenty Five Thousand (25,000) shares of
Common Stock, but not to exceed 3.58% of the number of shares sold in the offering. The award agreement for the Performance
Option shall provide that one-fifth of the shares subject to the Performance Option will vest on the last day of each of
the first five fiscal years of the Bank after the Opening
Date, but only if the Executive remains employed by the Bank on such date and the Bank has met the performance goals set
forth hereof for such year.

For each fiscal year after the Opening Date, and as a condition to the vesting of the shares subject to the Performance Option in such year (except in the event of a Change in Control), the Bank must meet or exceed the following performance criteria:

    the Bank shall meet or exceed 90% of the budgeted net income after tax and the budgeted deposit growth for each of the initial five (5) fiscal years of the Bank based on the annual budgets approved by the Board of the Bank for each such fiscal year;

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(ii) the Bank shall maintain a regulatory examination rating of Camel 1 or 2;

provided, however, that if the Bank does not meet the performance criteria for any year, the shares subject to the Performance Option for such year may vest on the following fiscal year end, in the sole discretion of the Board, if the Bank exceeds the performance criteria for the following year. The Board shall notify the Executive of any shares subject to the Performance Option vested hereunder within a reasonable period of time after the fiscal year end to which such options pertain. The good faith determination of the Board regarding whether the Bank met its yearly performance levels shall be conclusive.

In addition, the award agreement for the Performance Option will provide that (i) the Executive's option shall be qualified as an incentive stock option under the Internal Revenue Code of 1986, as amended (the "Code"); (ii) all options shall be exercisable at any time during the ten years following the date of the initial public offering at the price per share equal to the public offering price in the offering (subject to standard antidilution adjustments in the event of stock splits, dividends or combinations), which the parties agree is the fair market value of the Common Stock as of the date of Grant; and (iii) all options shall be nontransferable and nonassignable by the Executive or by any other person entitled hereunder to exercise any such rights; provided, however, that upon the death of the Executive any rights granted hereunder shall be transferable by the Executive's will or by applicable laws of descent and distribution. Nothing herein shall be deemed to preclude the granting to the Executive of warrants or options under a director option plan in addition to the options granted hereunder.

The Performance Option shall become immediately exercisable and shall become One Hundred Per Cent (100%) vested upon a Change of Control.

(d) The Executive may be eligible to receive a cash
bonus in an amount determined by the Board. The Executive
and other key personnel, as agreed by the Board, will
receive a bonus as set by the Board. The aforementioned
bonuses will be based upon certain performance levels or
criteria as set by the Board from time to time.

(e) Beginning upon the opening of the Bank, the
Employer shall provide the Executive with an automobile owned or leased by the Employer of a make or model appropriate to
the Executive's status. The automobile will be used
primarily for business purposes and the Employer will pay
operating, maintenance and related expenses for the automobile.

(f) In addition, the Employer shall obtain a membership
in, and pay the dues pertaining to, an area country club

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approved by the executive committee and shall designate the
Executive as the authorized user of such membership for so
long as this agreement remains in force.

(g)  The Employer shall reimburse the Executive for
reasonable travel and other expenses related to the
Executive's duties which are incurred and accounted for in
accordance with the normal practices of the Employer.

4. TERMINATION.

(a) The Executive's employment under this Agreement may be terminated prior to the end of the Term only as follows:

(i) upon the death of the Executive;

     (ii) upon the disability of the Executive for a period of 90 days in any consecutive 120 day period which, in the opinion of the Board of Directors, renders him unable to perform the essential functions of his job and for which reasonable accommodation is unavailable. For purposes of this Agreement a "disability" is defined as a physical or mental impairment that substantially limits one or more major life activities, and a "reasonable accommodation" is one that does not impose an undue hardship on the Employer;

    (iii)by the Employer for Cause upon delivery of a Notice of Termination to the Executive;

     (iv) by the Executive for Good Reason upon delivery of a Notice of Termination to the Employer within a 90-day period beginning on the 30th day after an occurrence of a Change in Control or within a 90-day period beginning on the one year anniversary of the occurrence of a Change in Control;

(v)  by the Employer if its effort to organize the Bank is abandoned; and

(vi) by the Executive effective upon the 30th day after delivery of a Notice of Termination. If this occurs, all bonuses not paid shall be cancelled. The Board shall have the authority to dismiss him immediately upon receipt of the Executive's resignation and pay will cease immediately.

(b) If the Executive's employment is terminated because

of the Executive's death, the Executive's estate shall receive any sums due him as base salary and/or reimbursement of expenses through the end of the month during which death occurred, plus any bonus earned under the Bonus Plan through the date of death.

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    If the Executive's employment is terminated for
    Cause as provided above, or if the Executive resigns (except for a termination of employment pursuant Section 4(d), the
    Executive shall receive any sums due him as base salary
    and/or reimbursement of expenses through the date of such
    termination. In such an event, all vested stock options must be exercised within 90 days of termination or be forfeited.
    If the Executive's employment is terminated by the
    Executive pursuant to clause (iv) of Section 4(a), in
    addition to other rights and remedies available in law or
    equity, the Executive shall be entitled to the following:

(i) the Employer shall pay the Executive in cash within fifteen days of the Termination Date severance compensation in an amount equal to three months compensation at his then current base salary, plus any bonus earned or accrued under any Bonus Plan through the Termination Date.

(ii) All stock options and stock appreciation rights granted to the Executive shall become immediately exercisable and shall become 100% vested. All options shall be exercisable at any time during ten years following the date of the initial public offering at a price per share equal to the public offering price in the offering (subject to standard antidilution adjustments in the event of stock splits, dividends or combinations), which the parties agree is the fair market value of the Common Stock as of the date of grant.
    With the exceptions of the provisions of this
    Section 4, and the express terms of any benefit plan under which the Executive is a participant, it is agreed that upon termination of the Executive's employment hereto, the
    Employer shall have no obligation to the Executive for, and the Executive waives and relinquishes any further
    compensation or benefits (exclusive of COBRA benefits).
    In the event that the Executive's employment is
    terminated for any reason, the Executive shall (and does
    hereby) tender his resignation as a director of the Employer and effective as of the date of termination.
    The parties intend that the severance payments and
    other compensation provided herein are reasonable compensation for the Executive's services to the Employer and shall not constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986 and any regulations thereunder.

5.    OWNERSHIP OF WORK. The Employer shall own all Work Product arising during the course of the Executive's employment (prior, present or future). For purposes hereof "Work Product" shall mean all intellectual

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property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights in any programming, documentation, technology or other work product that relates to the Employer, its business or its customers and that any employee conceives, develops, or delivers to the Employer at any time during his employment, during or outside normal working hours, in or away from the facilities of the Employer, and whether or not requested by the Employer. If the Work Product contains any materials, programming or intellectual property rights that the Executive conceived or developed prior to, and independent of, the Executive's work for the Employer, the Executive agrees to point out the pre-existing items to the Employer and the Executive grants the Employer a worldwide, unrestricted, royalty-free right including the right to sublicense such items. The executive agrees to take such actions and execute such further acknowledgments and assignments as the Employer may reasonably request to give effect to this provision.

6. PROTECTION OF TRADE SECRETS. The Executive agrees
to maintain in strict confidence and, except as necessary to perform his duties for the Employer, the Executive agrees not to disclose any Trade Secrets of the Employer during his
employment or following termination of his employment so long as he is receiving compensation from the Employer, or for a
period of twelve (12) months following termination of the
Executive's employment pursuant to clause (vi) of Section

4(a). As provided by Georgia statutes, "Trade Secret" means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data or customer list, that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

7. PROTECTION OF OTHER CONFIDENTIAL INFORMATION. In

addition, the Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, not to use or disclose any Confidential Business Information of the Employer during his employment and following termination of the Executive's employment so long as he is receiving compensation from the Employer, or for a period of twelve (12) months following termination of the Executive's employment pursuant to clause (vi) of Section 4(a). "Confidential Business Information" shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning the Employer's financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of Sections 6 and 7 above shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to the Employer under an obligation of secrecy.

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       8.   RETURN OF MATERIALS. The Executive shall surrender
to the Employer, promptly upon its request and in any event
upon termination of the Executive's employment, all media,
documents, notebooks, computer program, handbooks, data
files, models, samples, price lists, drawings, customer
lists, prospect data, or other material of any nature
whatsoever (in tangible or electronic form) in the
Executive's possession or control, including all copies
thereof, relating to the Employer, its business, or its
customers. Upon request of the Employer, Executive shall
certify in writing compliance with the foregoing requirement.

       RESTRICTIVE COVENANTS.

(a) NO SOLICITATION OF CUSTOMERS. During the
Executive's employment with the Employer and after
termination of the Executive's employment so long as he is
receiving compensation from the Employer, or for a period of twelve (12) months following termination of the Executive's
employment pursuant to clause (vi) of Section 4(a), the
Executive shall not (except on behalf of or with the prior
written consent of the Employer), either directly or
indirectly, on the Executive's own behalf or in the service
or on behalf of others, (A) solicit, divert, or appropriate to or for a Competing Business or (B) attempt to solicit,
divert, or appropriate to or for a Competing Business, any
person or entity that was a customer of the Employer on the
date of termination and is located in the Territory and with whom the Executive has had material contact.

(b) NO RECRUITMENT OF PERSONNEL. During the Executive's
employment with the Employer and after termination of the
Executive's employment so long as he is receiving
compensation from the Employer, or for a period of twelve
(12) months following termination of the Executive's
employment pursuant to clause (vi) of Section 4(a), the
Executive shall not, either directly or indirectly, on the
Executive's own behalf or in the service or on behalf of others, (A) solicit, divert, or hire away, or (B) attempt to solicit, divert or hire away, to any Competing Business located in the Territory, any employee of or consultant to the Employer engaged or experienced in the Business, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement or the employment is for a determined period or is at will.

(c) NON-COMPETITION AGREEMENT. During the Executive's employment with the Employer and after termination of the Executive's employment so long as

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he is receiving compensation from the Employer, or for a period of twelve (12) months following termination of the Executive's employment pursuant to clause (vi) of Section 4(a), the Executive shall not (without the prior written consent of the Employer) compete with the Employer by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to a depository financial institution or holding company therefor if such depository institution or holding company has one or more offices or branches located in the Territory.

10. INDEPENDENT PROVISIONS. The provisions in each of
the above Sections 9(a), 9(b), and 9(c) are independent, and the unenforceability of any one provision shall not affect
the enforceability of any other provision.

11. SUCCESSOR; BINDING AGREEMENT. The rights and
obligations of this Agreement shall bind and inure to the
benefit of the surviving corporation in any merger or
consolidation in which the Employer is a party, or any
assignee of all or substantially all of the Employer's
business and properties. The Executive's rights and
obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid
compensation, unreimbursed expenses and other rights, if any, provided under this Agreement which survive termination of
this Agreement shall pass after death to the personal
representatives of his estate.

12.   NOTICE. For the purposes of this Agreement notices
and all other communications provided for in the Agreement
shall be in writing and shall be deemed to have been duly
given when personally delivered or sent by certified mail,
return receipt requested, postage prepaid, addressed to the
respective addresses last given by each party to the other;
provided however, that all notices to the Employer shall be
directed to the attention of the Employer with a copy to the
Corporate Secretary of the Employer. All notices and
communications shall be deemed to have been received on the
date of delivery thereof.

13. GOVERNING LAW. This Agreement shall be governed by

and construed and enforced in accordance with the laws of the State of Georgia without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in the State of Georgia.

     14.  NON-WAIVER. Failure of the Employer to enforce any
of the provisions of this Agreement or any rights with
respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the
validity of this Agreement.

     15.  ENFORCEMENT. The Executive, agrees that in the
event of any breach of any covenant contained in Section

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9(a), 9(b) or 9(c), the Employer shall be entitled to obtain from a court of competent jurisdiction an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief, including but not limited to monetary damages.

16. SAVING CLAUSE. The provisions of this Agreement
shall be deemed severable and the invalidity or

unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement or any portion thereof, to be illegal, void or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

17. CERTAIN DEFINITIONS.
    "Business" shall mean the operation of a depository
    financial institution, including, without limitation, the
    solicitation and acceptance of deposits of money and
    commercial paper, the solicitation and funding of loans and the provision of other banking services, and any other
    related business engaged in by the Employer as of the date of termination or any other conduct or action by a lending
    institution as permitted by Federal or State law now or in the future.
    "Cause" shall consist of any of (A) the commission
    by the Executive of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the Executive, which is intended to save, cause or is reasonably likely to cause material harm to the Employer (including harm to its business reputation), (B) the indictment of the Executive for the commission or perpetration by the Executive of any felony or any crime involving dishonesty, moral turpitude or fraud, (C) the material breach by the Executive of this Agreement that, if susceptible of cure, remains uncured ten days following written notice to the Executive of such breach, (D) the receipt of any form of notice, written or otherwise, that any regulatory agency having

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jurisdiction over the Employer, intends to institute any form of formal or informal (e.g., a memorandum of understanding which relates to the Executive's performance) regulatory action against the Executive or the Employer that the Board of Directors determines in good faith, with the Executive abstaining from participating in the consideration of and vote on the matter, that the subject matter of such action involves acts or omissions by or under the supervision of the Executive or that termination of the Executive would materially advance the Employer's compliance with the purpose of the action or would materially assist the Employer in avoiding or reducing the restrictions or adverse effects to the Employer related to the regulatory action); (E) the exhibition by the Executive of a standard of behavior within the scope of his employment that is materially disruptive to the orderly conduct of the Employer's business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board of Directors' good faith and reasonable judgment, with the Executive abstaining from participating in the consideration of and vote on the matter, is materially detrimental to the Employer's best interest, that, if susceptible of cure remains uncured ten days following written notice to the Executive of such specific inappropriate behavior; (F) the Executive is adjudicated bankrupt or the Executive files for voluntary bankruptcy; or (G) the failure of the Executive to devote his full business time and attention to his employment as provided under this Agreement.

(c) "Change of Control" shall mean the occurrence during the Term of any of the following events, unless such event is a result of a Non-Control Transaction:

(i) The individuals who, as of the date of this Agreement, are members of the Board of Directors of the Employer (the "Incumbent Board") cease for any reason to constitute at least two-thirds of the Board of Directors of the Employer, provided however that if the election, or nomination for election by the Employer's shareholders, of any new director was approved in advance by a vote of at least two thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board, provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule I4a-ll promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors of the Employer (a "Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

(ii)     An acquisition (other than directly from the Employer) of any voting securities of the Employer (the "Voting Securities") by any "Person" (as the term "person" is used for purposes of Section 13(d) or 14(d) of the Exchange Act) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the combined

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voting power of the Employer's then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition shall not constitute an acquisition which would cause a Change in Control.

[iii) Approval by the shareholders of the Employer of (i) a merger, consolidation, or reorganization involving the Employer, (ii) a complete liquidation or dissolution of the Employer, or (iii) an agreement for the sale or other disposition of all or substantially all of the assets of the Employer to any Person (other than a transfer to a Subsidiary).

(iv) A notice of an application is filed with the Federal Reserve Board (the "FRB") pursuant to Regulation "Y" of the FRB under the Change in Bank Control Act or the Bank Holding Company Act or any other bank regulatory approval (or Notice of no disapproval) is granted by the Federal Reserve, the OCC, the Federal Deposit Insurance Corporation, or any other regulatory authority for permission to acquire control of the Employer or any of its banking subsidiaries.

(d) "Competing Business" shall mean any business that, in whole or in part, is the same or substantially the same as the Business.

(e) "Good Reason" shall mean the occurrence after a Change on Control of any of the events or conditions described in subsections (i) through (v) hereof;

(i) a negative change in the Executive's status, title, position or responsibilities;

(ii) a reduction in the Executive's base salary or any failure to pay the Executive any compensation or benefits to which he is entitled within five days of the due date;

(iii) the Employer's requiring the Executive to be based at any place outside a 10-mile radius from the executive offices occupied by the Executive immediately prior to the Change of Control, except for reasonably required travel on the Employer's business which is not materially greater than such travel requirements prior to the Change in Control;

(iv) the failure by the Employer to (A) continue in

effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the Executive was participating at any time within ninety days preceding the date of a Change in Control;

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(v) any material breach by the Employer of any material provision of this Agreement.

(f) "Territory" shall mean a radius of ten miles from (i) the main office of the Employer or (ii) any branch office of the Employer.

18. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed and its seal to be affixed hereunto by its Organizers, and the Executive has signed and sealed this Agreement, effective as of the date first above written.

[Signatures On The Following Page]

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Signed, sealed and delivered in the present of: s/Linda K. Whittle Witness	EMPLOYER: ORGANIZERS OF ALLIANCE NATIONAL BANK s/J. P. Tuner (SEAL) s/Richard Hunt (SEAL) s/Carl L. Griggs, Jr.(SEAL) s/Murray W. Bandy (SEAL) s/G. Lamar Lyle (SEAL) s/William Combs (SEAL)
Signed, sealed and delivered in the present of: s/Linda K. Whittle Witness	EXECUTIVE: s/Charles Y. Allgood (SEAL)

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ALLIANCE

NATIONAL BANK

September 12, 2002

Mr. Charles Y. Allgood

133 Huntington Road

Dalton, Georgia 30720

Reference: Employment Agreement dated January 1,1999

Dear Charles,

This letter will confirm our agreement to amend, effective as of September 1, 2002, the Employment Agreement dated January 1, 1999 (the "Agreement") between Alliance National Bank and Charles Y. Allgood as follows:

Delete from Article 3(a) of the Agreement the following language:

"An automobile owned or leased by the Employer to be provided to the Executive with the Employer to pay operating, maintenance and related expenses for the automobile."

Substitute it place of the above language the following provision:

"Beginning in the month of September, 2002 the Employer will pay the Executive a automobile allowance of Six Hundred Dollars ($600.00) per month in lieu of providing an automobile and paying related expenses."

This also confirms the change in your title from "President and Chief Executive Officer" to " Vice Chairman and Chief Executive Officer".

Except as specifically provided herein all other provisions of our Agreement dated January 1,1999 remain in full force and effect.

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Please indicate your approval of this amendment by signing this letter in the space provided below.

Sincerely

ALLIANCE NATIONAL BANK

S/Jackson P. Turner, Chairman

Approved and accepted:

s/Charles Y. Allgood

Dated: 9-12-02

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September 12, 2002

Mr. Charles Y. Allgood

133 Huntington Road

Dalton, Georgia 30720

Reference: Employment Agreement dated January 1, 1999

Dear Charles,

This letter will confirm our agreement to amend, effective as of September 1, 2002, the Employment Agreement dated January 1, 1999 (the "Agreement") between Alliance National Bank and Charles Y. Allgood as follows:

Delete from Article 3(a) of the Agreement the following language:

"An automobile owned or leased by the Employer to be provided to the Executive with the Employer to pay operating, maintenance and related expenses for the automobile."

Substitute it place of the above language the following provision:

"Beginning in the month of September, 2002 the Employer will pay the Executive a automobile allowance of Six Hundred Dollars ($600.00) per month in lieu of providing an automobile and paying related expenses."

This also confirms the change in your title from "President and Chief Executive Officer" to " Vice Chairman and Chief Executive Officer".

Except as specifically provided herein all other provisions of our Agreement dated January 1, 1999 remain in full force and effect.

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Please indicate your approval of this amendment by signing this letter in the space provided below.

Approved and accepted:

s/Jackson P. Turner, Chairman

Approved and accepted:

s/Charles Y. Allgood

Dated: 9-02-02

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Alliance

National Bank

July 25, 2003

Mr. Charles Y. Allgood 133 Huntington Road Dalton, Georgia 30720

Reference: Employment Agreement dated January 1, 1999 (as amended September 12, 2002)

Dear Charles,

This letter will confirm our agreement to extend the term of the Employment Agreement dated January 1, 1999, as amended, (the "Agreement") between Alliance National Bank and Charles Y. Allgood until December 31, 2005.

Except as specifically provided herein all other provisions of our Agreement dated January 1, 1999, as amended, remain in full force and effect.

Please indicate your approval of this amendment by signing this letter in the space provided below.

Sincerely,

ALLIANCE NATIONAL BANK

s/Jackson P. Turner, Chairman

APPROVED AND ACCEPTED:

s/Charles Allgood Dated: July 25, 2003

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